EXHIBIT 99

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Doug Ruschau
(312) 240-3818

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
October 29, 2004

Peoples Energy Announces Fiscal 2004 Results

Reaffirms Outlook for Fiscal 2005

CHICAGO - Peoples Energy (NYSE: PGL) today reported fiscal 2004 net income of $85.7 million, or $2.29 per diluted share, which included a fourth-quarter charge of $17 million ($0.27 per share after taxes) for expenses related to the Company's previously announced restructuring of its utility and corporate support areas. Fiscal 2004 ongoing net income (non-GAAP), defined as GAAP net income adjusted to exclude the effects of the restructuring charge, was $96.0 million, or $2.56 per diluted share. Fiscal 2003 net income was $103.9 million, or $2.87 per diluted share. Management believes that ongoing net income (non-GAAP) and ongoing operating income (non-GAAP) are useful for year over year comparisons since restructuring related charges of this magnitude are infrequent and affect the comparability of ongoing operating results. Ongoing net income and ongoing operating income are used internally to measure performance against budget and in reports for management and the board of directors.

For the fourth quarter, the Company had a net loss of $6.1 million, or $0.16 per diluted share, including the $17 million ($0.27 per share after taxes) restructuring charge. Excluding the charge, ongoing net income (non-GAAP) was $4.1 million, or $0.11 per share. Net income in the fourth quarter of fiscal 2003 was $1.4 million, or $0.04 per diluted share.

Thomas M. Patrick, chairman, president, and CEO, commented, "While the decline in fiscal 2004 earnings was disappointing, in other respects it was a very positive year. For example, we took strong, effective actions through our strategic restructuring to enhance operating efficiency and customer service in our core gas distribution business. Moreover, operating income from our diversified energy businesses improved 18% over fiscal 2003, to nearly $71 million."

The restructuring resulted in the elimination of over 100 salaried positions, or about 10% of the Company's non-union workforce at its two gas distribution utilities and in its corporate support areas. Overall, about 300 employees accepted the voluntary severance offer that accompanied the restructuring. As a result of the reduction in permanent positions and the timing of replacing open positions, the Company expects to reduce labor-related costs by approximately $15 million ($0.25 per share after taxes) in fiscal 2005.

The table and discussion below summarize fourth quarter and fiscal year operating results for Peoples Energy's business segments:

	Three Months Ended September 30,		Fiscal Year Ended September 30,
Operating Income (millions)	2004	2003	2004	2003
Gas Distribution	$(0.1)	$(3.2)	$142.0	$174.4
Oil and Gas Production	10.3	8.0	41.5	31.8
Power Generation	12.3	12.0	11.4	11.3
Midstream Services	3.6	3.7	11.2	13.5
Retail Energy Services	(2.0)	(1.6)	6.8	3.5
Corporate & Other	(25.0)*	(8.7)	(41.6)*	(25.0)
Total Operating Income (GAAP)	$(0.9)	$10.2	$171.3	$209.5

Restructuring charge	17.0	0.0	17.0	0.0
Ongoing Operating Income (Non-GAAP)	$16.1	$10.2	$188.3	$209.5

*Includes a $17 million restructuring charge.

Gas Distribution. Seasonal operating losses decreased $3.1 million for the quarter. Results benefited from lower operating expenses, a gain on a utility property sale, and an insurance settlement, partially offset by higher pension expense and lower gas deliveries compared to the year-ago period.

For the fiscal year, operating results were negatively affected by a 19 BCF decline in deliveries, or 8%, to 229 BCF, with a resulting decline in operating income of approximately $24 million compared to the prior year. Deliveries fell due to a combination of warmer weather, lower average use per customer, and a decrease in customer count. Weather for the year was 5% warmer than normal and 9% warmer than a year ago. Other factors adversely affecting the year-over-year comparison include higher pension expense ($10.4 million) and the effects of adjustments in municipal and state utility tax accruals ($9.0 million). Partially offsetting these negatives were lower bad debt expense ($6.0 million), gains on property sales ($3.2 million), and a fourth quarter insurance recovery ($2.5 million).

Oil and Gas Production. Operating income increased significantly for both the quarter and fiscal year periods. Fourth quarter results benefited from higher net realized commodity prices, with production essentially flat from the year-ago period. For the fiscal year, operating results benefited from 8% higher production volumes, higher realized commodity prices, as well as higher equity investment income ($3.2 million), partially offset by higher exploration expense ($2.2 million) and higher DD&A and lease operating expenses ($7.9 million). The production increase was attributable to previous acquisitions and the continuing success of the Company's drilling program. The Company drilled or participated in the drilling of 47 wells in fiscal 2004, with an overall success rate of 91%.

The following table summarizes production and price statistics for the Oil and Gas Production segment:
	Three Months Ended September 30,			Fiscal Year Ended September 30,
	2004	2003	% Change	2004	2003	% Change
Average daily production:
Gas (MMCFD)	64.3	63.2	1.7%	67.0	62.7	6.9%
Oil (MBD)	1.5	1.5	0.0%	1.5	1.3	15.4%
Gas equivalent (MMCFED)	73.5	72.4	1.5%	76.1	70.7	7.6%
Net realized price:
Gas (MCF)	$4.37	$ 4.28	2.1%	$ 4.44	$ 4.16	6.7%
Oil (BBL)	$28.55	$23.79	20.0%	$26.85	$22.90	17.2%
Gas equivalent (MCFE)	$4.41	$ 4.24	4.0%	$ 4.44	$ 4.12	7.8%

Power Generation. Operating income increased $0.3 million for the quarter and was flat for the fiscal year compared to a year ago. Results for both the fourth quarter and fiscal year primarily reflect income from the Company's equity investments in the Elwood and Southeast Chicago natural gas fired power generation facilities. The Company continues to work towards monetizing its Western power development sites.

Midstream Services. Operating income was essentially flat for the fourth quarter and declined $2.3 million for the fiscal year compared to the year-ago periods. The decline in fiscal year results was due primarily to lower results from hub activities, partially offset by higher contributions from wholesale and asset management activities and the Company's propane-based peaking facility.

Retail Energy Services. Operating income declined $0.4 million for the fourth quarter compared with the year-ago period due to a $1.1 million impairment charge associated with exiting the distributed generation business, partially offset by higher gas margins and lower operating expenses. For the fiscal year, operating income grew to $6.8 million, nearly doubling last year's results, with continued strong customer growth and higher gas margins contributing to the improvement. Gas sales increased almost 15% to 48 BCF from last year's levels with most of the growth in the large customer segment.

Other
Fourth quarter and fiscal 2004 corporate segment results reflect the $17 million pretax charge for employee severance and related expenses associated with the restructuring. Aside from this charge, corporate support expenses were essentially flat for the quarter and fiscal year compared to the year-ago periods. Although the entire restructuring charge is included in the corporate segment for management and segment reporting, a portion will be allocated to the utilities in their separately reported financial statements.

Interest expense was virtually unchanged for the quarter compared to the prior year. Interest expense for the full fiscal year declined $1.0 million due primarily to lower interest rates.

Fiscal 2004 earnings also benefited from a lower effective tax rate, due mainly to prior quarter adjustments in accrued income taxes based on updated estimates of income tax liabilities, as well as tax benefits associated with dividends reinvested in Peoples Energy stock under the Company's employee stock ownership plan.

Higher average common shares outstanding reduced diluted earnings per share by approximately $0.08 compared to last year.

Financial
At September 30, the ratio of total debt to total debt plus equity was 52%, down slightly from 53% at the close of fiscal 2003. Fiscal 2004 capital expenditures totaled $189.3 million (including $78.2 million for gas distribution and $106.9 million for diversified energy businesses) compared to $190.5 million in fiscal 2003.

Outlook
Fiscal 2005 GAAP earnings are expected to be in the range of $2.50 to $2.65 per share, including a non-cash pension related expense associated with the restructuring of approximately $14 million or $0.22 per share after taxes. The majority of that charge (approximately $12.0 million or $0.19 per share after taxes) is expected to be reported in the corporate segment in the first quarter of fiscal 2005. Excluding the restructuring charge, ongoing net income (non-GAAP) is expected to be in the range of $2.75 to $2.90 per share, in line with management's estimates presented at its September analyst conference in New York. That presentation, discussing the fiscal 2005 outlook, can be accessed at the "Investors" section of the Company's website, www.PeoplesEnergy.com. The fiscal 2005 earnings outlook includes estimated labor savings related to the restructuring of approximately $0.25 per share after taxes. Other assumptions reflected in the estimate include a return to normal weather, continued growth in operating income from the Company's diversified energy businesses, an average NYMEX gas price of $5.75 per MMBTU, higher non-labor utility costs and interest expense, an increase in the effective tax rate, and higher average common shares outstanding.

For the oil and gas segment, the Company's current hedge position for fiscal 2005 is summarized in the attached financial tables. At October 27, 2004, the Company had hedges in place for approximately 80% of fiscal 2005 production, assuming a 10% increase in production compared to fiscal 2004.

"Looking ahead, we will continue to execute our three-pronged strategy of enhancing our core utility operations, growing our diversified energy businesses, and carefully managing risk. We are confident that this strategy, bolstered by our recent restructuring, will contribute to a significant improvement in fiscal 2005 earnings," Patrick concluded.

Earnings Conference Call
Peoples Energy will hold a conference call to discuss fiscal 2004 results on Friday, October 29, 2004, at 9:00 a.m. Central (10:00 a.m. Eastern). To listen to the webcast live or in replay visit the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-800-642-1687, reference number 248508. The telephone replay will be available approximately two hours after completion of the call through November 3, 2004. The webcast replay will be available through October 2005.

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Oil and Gas Production, Midstream Services, Retail Energy Services, and Power Generation. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's outlook for earnings for fiscal year 2005. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the oil and gas production segment; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; operational factors affecting the Company's gas distribution, power generation and oil and gas production segments; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; the Company's ability to replace through new hires and outsourcing certain open salaried positions resulting from the voluntary severance offer made in connection with the recent management restructuring; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K filed with the SEC under Item 1 - Business and Item 7 - Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

(Financial Tables Follow)

# # # #

						Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
				Three Months Ended September 30,
(In Thousands, Except Per-Share Amounts)				2004		2003

Revenues				$332,217		$287,302

Equity Investment Income				$13,732		$13,793

Operating Income (Loss)				($891)		$10,246

Net Income (Loss)				($6,135)		$1,439

Earnings (Loss) Per Share - Basic				($0.16)		$0.04

Earnings (Loss) Per Share - Diluted				($0.16)		$0.04

Average Shares Outstanding - Basic				37,648		36,663

Average Shares Outstanding - Diluted				37,799		36,842

				Fiscal Year Ended September 30,
(In Thousands, Except Per-Share Amounts)				2004		2003

Revenues				$2,265,258		$2,138,394

Equity Investment Income				$19,842		$17,337

Operating Income				$171,285		$209,514

Net Income				$85,742		$103,934

Earnings Per Share - Basic				$2.30		$2.88

Earnings Per Share - Diluted				$2.29		$2.87

Average Shares Outstanding - Basic				37,318		36,054

Average Shares Outstanding - Diluted				37,490		36,196

Reconciliation of 2004 GAAP and Non-GAAP Earnings

For the periods ended September 30, 2004:	Three Months			Fiscal Year
(In Thousands, Except Per-Share Amounts)			Ongoing			Ongoing
		Restructuring	(Non-		Restructuring	(Non-
	GAAP	Charge	GAAP)	GAAP	Charge	GAAP)
Operating Income (Loss)	($891)	$17,000	$16,109	$171,285	$17,000	$188,285
Net Income (Loss)	($6,135)	$10,243	$4,108	$85,742	$10,243	$95,985
Earnings (Loss) Per Share - Diluted	($0.16)	$0.27	$0.11	$2.29	$0.27	$2.56

Common Stock Data
				September 30,
				2004		2003
Annualized dividend rate				$2.16		$2.12
Dividend yield				5.2%		5.1%
Book value per share				$23.17		$23.11
Market price				$41.68		$41.38
Market price as a percent of book value				180%		179%

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2004	2003	2004	2003

Gas Distribution Margin (in thousands)
Total Gas Distribution revenues	$ 155,513	$ 152,621	$ 1,499,523	$1,512,444
Less: Gas costs	68,762	64,487	868,518	847,878
Gross margin (1)	86,751	88,134	631,005	664,566
Less: Revenue taxes(2)	13,886	15,115	139,434	136,939
Environmental costs recovered	2,242	1,219	17,384	21,338
Net margin (1) (2)	$ 70,623	$ 71,800	$ 474,187	$ 506,289

Gas Distribution Deliveries (MDth)
Gas sales
- Residential	7,667	8,163	116,939	128,521
- Commercial	1,706	2,110	20,303	21,555
- Industrial	296	270	3,597	4,148
Transportation	11,101	11,686	88,462	94,032
Total Gas Distribution Deliveries	20,770	22,229	229,301	248,256

Weather
Heating degree days - actual	89	117	6,091	6,684
Heating degree days - percent colder (warmer) than normal	(25.8%)	(2.5%)	(5.2%)	4.0%

Number of Gas Distribution Customers (average)
Gas sales
- Residential	884,415	889,628	892,846	901,402
- Commercial	45,827	44,313	45,635	44,800
- Industrial	2,868	2,857	2,893	2,901
Transportation	23,865	25,007	24,410	25,996
Total Gas Distribution Customers	956,975	961,805	965,784	975,099

Retail Energy Gas and Electric Customers (at September 30)			26,645	20,544

Employees (at September 30) (3)
Gas Distribution			1,846	1,844
Diversified Businesses			129	124
Corporate Support			395	428
Total Employees			2,370	2,396

Megawatt Capacity (at September 30)			805	805

(1) As used above, net margin is not a financial measure computed under GAAP. Gross margin is the GAAP measure most closely related to net margin. Management believes net margin to be useful in understanding the Gas Distribution segment's operations because the utility subsidiaries are allowed, under their tariffs, to recover gas costs, revenue taxes and environmental costs from their customers on a dollar-for-dollar basis.

(2) Current year periods for the three month and twelve months ending September 30, 2004, include a reduction of $1.0 million in municipal and state revenue tax accruals. Prior year periods for the three and twelve months ended September 30, 2003, include a reduction of $0.2 million and $10.0 million, respectively, in municipal and state revenue tax accruals.

(3) Excludes reductions due to restructuring which became effective October 1, 2004.

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited) (continued)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2004	2003	2004	2003

Oil and Gas Production
Average daily production:
Gas (MMCFD)	64.3	63.2	67.0	62.7
Oil (MBD)	1.5	1.5	1.5	1.3
Gas equivalent (MMCFED)	73.5	72.4	76.1	70.7

Average index price:
Gas ($/MMBTU) - Henry Hub	$ 5.75	$ 4.97	$ 5.51	$ 5.24
Oil ($/BBL)	$ 43.88	$ 30.20	$ 37.13	$ 30.28

Average hedge price:
Gas ($/MMBTU)	$ 4.75	$ 3.99	$ 4.66	$ 3.98
Oil ($/BBL)	$ 26.60	$ 21.25	$ 26.39	$ 20.82

Percentage hedged:
Gas	104%	75%	94%	77%
Oil	80%	47%	77%	56%

Net realized price:
Gas ($/MCF)	$ 4.37	$ 4.28	$ 4.44	$ 4.16
Oil ($/BBL)	$ 28.55	$ 23.79	$ 26.85	$ 22.90
Gas Equivalent (MCFE)	$ 4.41	$ 4.24	$ 4.44	$ 4.12

Oil & Gas Production -- FY 2005 Hedge Position
	Volume Hedged (MMBTU)/(MBO)		Wtd. Avg. Prices ($MMBTU)/($BBL)

Gas (1)
Swaps (40%)	9,157,750		$4.26
Collars (60%)	13,779,750		$4.55 - $5.43
	22,937,500 (2)		$4.44 - $4.97
Oil (1)
Swaps	442 (3)		$27.98

(1) As of October 27, 2004.
(2) Approximately 80% assuming a 10% increase in production versus 2004.
(3) Approximately 70% assuming a 10% increase in production versus 2004.

Peoples Energy Corporation				Preliminary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
(In Thousands, Except Per-Share Amounts)	2004	2003	2004	2003

Revenues	$ 332,217	$ 287,302	$ 2,265,258	$2,138,394

Operating Expenses:
Cost of energy sold	207,581	163,194	1,467,777	1,329,023
Operation and maintenance, excluding
restructuring charge	71,703	76,922	341,809	338,491
Restructuring charge	17,000	-	17,000	-
Depreciation, depletion and amortization	29,505	28,690	119,145	111,825
Taxes, other than income taxes	22,123	22,382	170,631	167,217
Gains on property sales	(1,072)	(339)	(2,547)	(339)
Total Operating Expenses	346,840	290,849	2,113,815	1,946,217

Equity investment income	13,732	13,793	19,842	17,337

Operating Income (Loss)	(891)	10,246	171,285	209,514

Other income and expense - net	1,172	1,292	3,472	3,043

Interest expense	12,005	12,065	48,426	49,441

Income (Loss) Before Income Taxes	(11,724)	(527)	126,331	163,116

Income tax expense (benefit)	(5,589)	(1,966)	40,589	59,182

Net Income (Loss)	$ (6,135)	$ 1,439	$ 85,742	$ 103,934

Average Shares of Common Stock Outstanding
Basic	37,648	36,663	37,318	36,054
Diluted	37,799	36,842	37,490	36,196
Earnings (Loss) Per Share of Common Stock
Basic	$ (0.16)	$ 0.04	$ 2.30	$ 2.88
Diluted	$ (0.16)	$ 0.04	$ 2.29	$ 2.87

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

	September 30,	September 30,
(In Thousands)	2004	2003

Assets
Capital Investments:
Property, plant and equipment	$ 3,124,287	$ 2,961,956
Less - Accumulated depreciation, depletion
and amortization	1,220,102	1,123,783
Net property, plant and equipment	1,904,185	1,838,173
Investments in equity investees	135,819	142,142
Other investments	23,921	21,768

Total Capital Investments - Net	2,063,925	2,002,083

Customer Accounts Receivable - net of reserves	195,578	212,901
Other Current Assets	374,033	277,243
Other Assets	478,504	436,311

Total Assets	$ 3,112,040	$ 2,928,538

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 387,845	$ 346,545
Treasury stock	(6,677)	(6,760)
Retained earnings	558,401	549,969
Accumulated other comprehensive income (loss)	(65,307)	(41,755)

Total Common Stockholders' Equity	874,262	847,999
Long-Term Debt	897,377	744,345

Total Capitalization	1,771,639	1,592,344

Current Liabilities
Commercial paper	55,625	55,949
Short-term debt	-	152,000
Other	484,737	392,625
Total Current Liabilities	540,362	600,574

Deferred Credits and Other Liabilities	800,039	735,620

Total Capitalization and Liabilities	$ 3,112,040	$ 2,928,538

							Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)
					Retail
	Gas	Oil and Gas	Power	Midstream	Energy		Corporate and
(In Thousands)	Distribution	Production	Generation	Services	Services	Other	Adjustments	Total
Three Months Ended September 30, 2004
Revenues	$ 155,513	$ 29,862	$ -	$ 104,993	$ 52,801	$(32)	$ (10,920)	$ 332,217
Depreciation, depletion and amortization	17,497	11,245	32	113	442	3	173	29,505
Equity investment income	-	609	12,898	-	-	225	-	13,732
Operating income (loss)	(58)	10,250	12,308	3,601	(1,982)	32	(25,042)	(891)
Three Months Ended September 30, 2003
Revenues	$ 152,621	$ 28,237	$ -	$ 73,332	$ 39,173	$ 54	$ (6,115)	$ 287,302
Depreciation, depletion and amortization	17,413	10,698	32	109	411	4	23	28,690
Equity investment income	-	455	13,115	-	-	223	-	13,793
Operating income (loss)	(3,221)	8,013	11,996	3,693	(1,601)	(147)	(8,487)	10,246
Fiscal Year Ended September 30, 2004
Revenues	$1,499,523	$ 123,777	$ -	$ 362,853	$323,428	$ 257	$ (44,580)	$2,265,258
Depreciation, depletion and amortization	68,939	47,338	127	448	1,767	15	511	119,145
Equity investment income	-	3,729	15,481	-	-	632	-	19,842
Operating income (loss)	141,952	41,537	11,353	11,243	6,820	143	(41,763)	171,285
Fiscal Year Ended September 30, 2003
Revenues	$1,512,444	$ 106,359	$ -	$ 306,833	$251,108	$ 195	$ (38,545)	$2,138,394
Depreciation, depletion and amortization	67,580	41,935	127	429	1,645	17	92	111,825
Equity investment income	-	509	15,805	-	-	1,023	-	17,337
Operating income (loss)	174,382	31,852	11,256	13,521	3,499	(133)	(24,863)	209,514